Exhibit 99.1

Hydron Technologies And Home Shopping Network
Enter Into Agreement To Market And Distribute Hydron Products

BOCA RATON, Fla., Aug. 31 /PRNewswire/ -- Hydron Technologies, Inc. (OTC Bulletin Board: HTEC - news) announced today that it has signed a marketing and distribution agreement with Home Shopping Network (HSN) that grants HSN an exclusive worldwide license to market and distribute Hydron personal care products through various forms of electronic retailing. Hydron moisturizers are based on Hydron Technologies' patented and proprietary Hydron polymer technology, which combines the distinct benefits of water-based and oil-based moisturizers in a single formula. Hydron currently markets more than 40 skin care, bath & body, and hair care products.

The agreement, which is to become effective September 1, 1999, also grants HSN a
non-exclusive   license  to  market  products   through  all  other  methods  of
distribution in select countries outside the United States.

Under the terms of the agreement, HSN will make minimum product purchases from the company during the period ending 12 months from the date on which Hydron products first air on HSN's television programs. If HSN exceeds certain retail sales of Hydron products during that period, the agreement will renew automatically on the same terms for a second one-year period. Beginning in the third year, HSN will no longer be required to make minimum product purchases, except to maintain exclusivity. The agreement may be automatically extended for an indefinite number of successive one-year periods, subject HSN's achieving escalating minimum product purchase levels.

The company expects to launch its products on HSN's television programs September 16, 1999, and will debut the line with a 30-day, seven-piece skin care sampler expected to retail as a "Today's Special" for a one-time price of $25.95. Hydron products will later be featured in "Hydron Skin Care Solutions" hours, to air regularly on HSN's television programs.

In addition to selling Hydron products on-air, HSN will provide brand development, and marketing promotion and support for the products, including direct mail, sampling, outbound telemarketing, package inserts, advertising and publicity programs, the costs to be shared equally by HSN and Hydron Technologies.

The company also announced that it has entered into a separate agreement with Harvey Tauman, Hydron Technologies' founder, to market the company's products in connection with HSN and to serve as its on-air spokesperson. According to Richard Banakus, Hydron Technologies' interim president, "We are anticipating combining HSN's brand building expertise with Mr. Tauman's experience as an electronic retail marketer, and feel this union marks an exciting new beginning for our company."

"Hydron   Technologies'   focus  is  on  e-commerce   and  related   methods  of
distribution. We are pleased to be working with such an experienced and enthusiastic partner in this industry," added Mr. Tauman.


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Hydron  Technologies  develops a broad range of personal care products  based on its proprietary and patented Hydron polymer technology, which combines the distinct benefits of oil-based and water-based moisturizers in a single formula. Hydron moisturizing products are fast-absorbing and greaseless, and let skin breathe while providing long-lasting hydration and protection against moisture loss. The company markets its products primarily through electronic retailing and by catalog.

Home Shopping Network, a USA company (Nasdaq: USAi - news), pioneered the electronic retailing industry in 1977. Its 24-hour programming reaches 70 million households via cable, broadcast television and satellite dishes. HSN continued its tradition of innovation in 1998 with the launch of Short Shopping, a division that produces direct selling commercials for various broadcast and cable network partners. The electronic retailer holds interests in shopping channels in German and Japan and also operates Home Shopping en Espanol, a joint venture with Univision. The network has been designated officialelectronic retailer for Times Square 2000.

Except for historical information, all of the expectations and assumptions contained in the foregoing are forward-looking statements involving risks and uncertainties. For additional information regarding the risks associated with the company's business, refer to Hydron Technologies' reports filed with the SEC.